Exhibit 10.1

MEDALLION FINANCIAL CORP.

ANNUAL SHORT TERM INCENTIVE PLAN

1. Purpose.

The purposes of the Plan are to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

2. Definitions.

Unless the context requires otherwise; the following words as used in the Plan shall have the meanings ascribed to each below.

(a) “Board” means the Board of Directors of the Company.

(b) “Base Earnings” means the prorated average base salary as of December 31 of the applicable Plan Year, excluding referral fees, commissions and any other previously paid performance compensation.

(c) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(d) “Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board as the Board or a duly authorized committee of the Board shall designate from time to time.

(e) “Company” means Medallion Financial Corp., a Delaware corporation, and its successors by operation of law.

(f) “Participant” means (i) each executive officer of the Company and (ii) each other employee of the Company or any of its subsidiaries selected by the Committee as a participant under the Plan.

(g) “Performance Goals” means the objectives established by the Committee for a Plan Year pursuant to Section 4(b) hereof for the purpose of determining whether a bonus under the Plan has been earned.

(h) “Plan” means this Medallion Financial Corp. Annual Short Term Incentive Plan, as set forth herein and as may hereafter be amended from time to time.

(i) “Plan Year” means each fiscal year of the Company or another period as designated by the Committee with respect to which Performance Goals are established.

(j) “Target Bonus” shall mean, as to a Participant, an amount equal to the Target Bonus Percentage multiplied by such Participant’s Base Earnings, as in effect from time to time.

(k) “Target Bonus Percentage” shall be a percentage determined by the Committee, based upon the recommendation of the Company’s Chief Executive Officer.

3. Administration.

(a) Role of the Committee. The Committee shall administer and interpret the Plan. The Committee shall have the authority in its sole and absolute discretion to (i) construe, interpret and implement the Plan; (ii) establish the Performance Goals and acknowledge whether such Performance Goals have been obtained; (iii) establish, amend, or rescind rules, regulations and procedures relating to the operation of the Plan; (iv) to select Participants; (v) to determine bonus award opportunities, including the Base Earnings and Target Bonus Percentages; (vi) make adjustments in the Performance Goals in response to changes in applicable laws, regulations, accounting principles, or for any other reason which the Committee determines, in its sole discretion and acting in good faith, otherwise warrants equitable adjustment; (vii) to determine the terms, conditions, restrictions and performance criteria relating to any bonus amount payable under the Plan; (viii) correct any defect, supply any omission and reconcile any inconsistency of the Plan; and (ix) to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. Any determination made by the Committee under the Plan shall be final, binding and conclusive. No member or former member of the Board or the Committee or any of the Company’s directors, officers or employees shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

(b) Delegation. The Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate.

4. Bonuses.

(a) Eligibility. The executive officers and other key employees of the Company or any of its subsidiaries, as determined by the Committee, based upon the recommendation of the Company’s Chief Executive Officer, will be eligible to participate in the Plan. Participants must commence employment on or prior to October 1 of a Plan Year in order to be eligible for a bonus award opportunity for such Plan Year. Employees hired after October 1 of a Plan Year will not be eligible to participate in the Plan until the next Plan Year.

(b) Performance Criteria. The Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus award for each Plan Year and the objective formula or standard for computing the amount of the bonus award payable to the Participant if the Performance Goals are attained. Any such Performance Goals for a Plan Year will be based upon specified levels of or increases in one or more of the following business criteria (alone or in combination with any other criterion, whether gross or net, before or after taxes, and/or before or after other adjustments, as determined by the Committee): (i) earnings, including net earnings, total earnings, operating earnings, earnings growth, operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share of stock (which may exclude nonrecurring items); (ii) pre-tax income or after tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth, or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, return on equity, financial return ratios, or internal rates of return; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital, working capital turnover; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) balance sheet measurements; (xiv) cumulative earnings per share of stock growth; (xv) operating margin, profit margin, or gross margin; (xvi) stock price or total stockholder return; (xvii) cost or expense targets, reductions and savings, productivity and efficiencies; (xviii) asset growth, sales or sales growth; (xix) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures, and similar transactions, and budget comparisons; (xx) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, the formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xxi) billings, billings growth, or rate of billings; and (xxii) such other criteria as may be determined by the Committee. Performance Goals may be established on a Company-wide basis, project or geographical basis or, as the context permits, with respect to one or more business units, divisions, lines of business, subsidiaries, products, or other operational units or administrative departments of the Company (or in combination thereof) or may be related to the performance of an individual Participant.

(c) Acknowledgment of Attainment of Performance Goals. As soon as practicable after the end of a Plan Year and prior to any payment in respect of such Plan Year, the Committee shall acknowledge in writing whether and to what extent, if at all, the Performance Goal for the Plan Year have been satisfied.

5. Payment.

(a) Determination. As soon as practicable after the end of a Plan Year, the Committee shall determine, for each applicable Performance Goal, the award level and payout achieved within each range, as a percentage of Target Bonus, determined by linear interpolation between the lower and upper bounds. The actual bonus payment with respect to a bonus award hereunder may range from 50% (at threshold) to 200% (at maximum) of the Participant’s Target Bonus.

(b) Committee Discretion. The Committee reserves the right to apply negative discretion to the Plan as needed to reflect business environment, market conditions, budgetary constraints, compliance, and risk management considerations. In addition, the Committee may make adjustments to any bonus amount for extraordinary results, including but not limited to, impact from accounting and tax law changes, discontinued operations, restructuring of balance sheet or impairment charges, acquisition-related expenses, acquisition-related intangible amortization, litigation expenses and settlements, reorganization and restructuring programs, stock repurchases and non-recurring or special items.

(c) Time and Form of Payment. Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee acknowledges that one or more of the applicable Performance Goals have been attained, but in no event later than March 15 of the year immediately following the end of the Plan Year. Any bonus payable under the Plan will be payable in cash.

(d) Condition to Payment; Termination of Employment.

(i) Unless otherwise determined by the Committee in its sole and absolute discretion at the time the performance criteria are selected for a particular Plan Year in accordance with Section 4(b), or except as provided under clauses (iv) through (vi) of this Section 5(d) or as otherwise provided in a Participant’s employment, severance or similar agreement, if a Participant’s employment with the Company and its subsidiaries terminates for any reason prior to the date on which the award is paid hereunder, such Participant shall forfeit all rights to any and all awards which have not yet been paid under the Plan; provided that, if a Participant’s employment terminates for any reason prior to the date on which the award is paid hereunder, the Committee, in its sole and absolute discretion, may waive any forfeiture pursuant to Section 4 in whole or in part.

(ii) Participants must be in “active working status” through the payout date to receive an award under the Plan. “Active working status” means that the Participant has not resigned (or given notice of his or her intention to resign) and has not been terminated (or been given notice of termination).

(iii) Participant’s performance must be in good standing for the Plan Year.

(iv) With respect to any Participant who commenced employment between January 1 and October 1 of a Plan Year, such Participant’s bonus payment will be pro-rated based on the Participant’s employment commencement date (i.e., the number of the days in such Plan Year that the Participant worked).

(v) With respect to any Participant who ceases to be employed by the Company or its subsidiary due to the Participant’s disability or death, such Participant’s bonus payment for the Plan Year in which the Participant’s employment terminates will be pro-rated based on the date of termination (i.e., the number of the days in such Plan Year that the Participant worked) based on the actual performance factor approved by the Committee for such Plan Year, and such pro-rated amount will be paid to the Participant or the Participant’s estate on the date on which the bonus payments are generally made under the Plan.

(vi) With respect to any Participant who ceases to be employed by the Company or its subsidiary due to the Participant’s “retirement” (as approved by the Committee), such Participant will be eligible to receive a bonus payment if they are actively employed through December 31 of the Plan Year.

(e) Employment Agreement. If a Participant has an employment agreement with the Company or any of its subsidiaries, in the event that there is any conflict or inconsistency between the terms and conditions of such employment agreement and the terms and conditions of the Plan, the terms and conditions of such Participant’s employment agreement shall govern and control.

6. General Provisions.

(a) Withholding. Any amount payable to a Participant or a beneficiary under the Plan shall be subject to any applicable Federal, state, local income and employment taxes and any other amounts that the Company or its subsidiary is required at law to deduct and withhold from such payment.

(b) Non-alienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, sell, assign, pledge, charge, hedge, hypothecate, anticipate, or otherwise encumber or dispose of the Participant’s interest under the Plan, and any attempt to do so shall be null and void. The Company’s obligations under the Plan are not assignable or transferable except to (i) a subsidiary or affiliate of the Company, (ii) a corporation or other entity which acquires all or substantially all of the Company’s or its subsidiary’s assets or (iii) any corporation or company into which the Company or any of its subsidiaries may be merged, amalgamated or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(c) No Right of Continued Employment. No person shall have any claim or right to be granted an award, and the grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its subsidiaries. The grant of an award hereunder, and any future grant of awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an award nor any future grant of awards by the Company shall be deemed to create any obligation to grant any further awards, whether or not such a reservation is explicitly stated at the time of such a grant. The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with the Company or any of its subsidiaries.

(d) No Limitation on Actions. Nothing contained in the Plan shall be construed to prevent the Company or any of its subsidiaries from taking any action which is deemed by it to be appropriate or in its best interest (as determined in its sole and absolute discretion), whether or not such action would have an adverse effect on any awards made under the Plan. No Participant (or anyone claiming through a Participant), employee, beneficiary or other person shall have any claim against the Company or any of its subsidiaries as a result of any such action.

(e) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect (including the Company’s Compensation Recoupment Policy) or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

(f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan shall be determined solely in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

(g) Amendment and Termination. The Board or the Committee may, in its sole discretion and at any time, amend, modify, suspend, discontinue or terminate the Plan in whole or in part and from time to time. The Plan shall continue to be in effect until it is terminated by the Board or the Committee.

(h) Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the U.S. Employee Retirement Income and Security Act of 1974, as amended.

(i) 409A Compliance. The Plan is intended to provide for payments that are exempt from the provisions of Section 409A of the Code (“Section 409A”) to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A. In the case of any “nonqualified deferred compensation” (within the meaning of Section 409A) that may be treated as payable in the form of “a series of installment payments,” as defined in U.S. Treasury Regulation Section §1.409A-2(b)(2)(iii), a Participant’s or designated beneficiary’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such regulation. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A applies to any payment or right under the Plan in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries or transferees. Notwithstanding any provision of the Plan to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Board or Committee determines, in its sole and absolute discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

Notwithstanding the terms of the Plan to the contrary, if at the time of the Participant’s “separation from service” within the meaning of Section 409A, he or she is a “specified employee” within the meaning of Section 409A, any payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A and after taking into account all exclusions applicable to such payments under Section 409A) required to be made to the Participant upon or as a result of the separation from service (as defined in Section 409A) shall be delayed until after the six-month anniversary of the termination from service to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A. Any such payments to which such Participant would otherwise be entitled during the first six months following his or her termination from service will be accumulated and paid without interest on the first payroll date after the six-month anniversary of the separation from service (unless another Section 409A-compliant payment date applies) or within thirty days thereafter.

(j) Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(k) Headings. Headings are inserted in the Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.